Exhibit 99.3

News Release

Media Contacts:

Curt Floerchinger -- (816) 467-3772

Aquila Media Line -- (816) 467-3000

Investor Contact:

Neala Hackett -- (816) 467-3562

AQUILA MEETS WITH COMMUNITY AND STATE LEADERS

ON PLANNED RATE FILING FOR MISSOURI ELECTRIC CUSTOMERS

KANSAS CITY, MO, June 29, 2006 – Ivan Vancas, vice president of Missouri electric operations for Aquila Inc., met today with area community and legislative leaders to discuss the company’s plan to file for a rate increase on Monday, July 3. Vancas indicated the main drivers in this case are the cost of fuel needed for producing electricity and the incremental investments required to serve the increasing customer demand and growing communities.

“It is important to meet with community leaders and discuss the components of this case. It is critical there is an understanding of why energy costs are rising and what Aquila is doing to minimize the impact on customers,” Vancas told the community leaders.

The rate increase request reflects the costs for providing electricity to the company’s 235,500 customers in its former Missouri Public Service area (MPS). “Aquila is working hard to keep costs low, but the expenses we face are affecting all segments of the U.S. economy,” Vancas said.

At the meeting in Blue Springs, Mo., Vancas outlined the company’s plans to formally file with the Missouri Public Service Commission for a rate increase of $94.5 million affecting customers in its former MPS territory. If approved, the proposed 22 percent rate increase will raise bills by $21.19 per month for a typical residential customer using 1,000 kilowatt-hours of electricity. Vancas indicated that 91 cents of every dollar paid by customers is used to support utility operations.

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Aquila Community Meeting, Page 2

In addition to rising fuel costs, many communities that Aquila serves are growing at double digit rates. Since 1983 the average Aquila customer uses 58 percent more energy and is projected to use 73 percent more by 2015. Across the nation the individual demand for power is rising as people make greater use of computers and continue to purchase additional electronic devices.

“Aquila must invest in order to have a reliable supply of power available when customers flip on the switch or want to be cool on the hottest summer days,” Vancas said. “Half of this proposed rate increase ($46.8 million) is for new capacity or purchase power contracts to serve our growing demand.”

Based in Kansas City, Mo., Aquila serves 300,000 electric customers in Missouri. Aquila provides electricity and natural gas delivery service to 1.2 million customers in Missouri, Kansas, Colorado, Iowa, Nebraska and Minnesota.

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News Release

Media Contacts:
Curt Floerchinger	--	(816) 467-3772

Aquila Media Line -- (816) 467-3000

Investor Contact:

Neala Hackett -- (816) 467-3562

AQUILA MEETS WITH COMMUNITY AND STATE LEADERS ON PLANNED ELECTRIC RATE INCREASE FOR ST. JOSEPH AREA CUSTOMERS

ST. JOSEPH, MO, June 29, 2006 – Ivan Vancas, vice president of Missouri electric operations for Aquila Inc., met today with area community and legislative leaders to discuss the company’s plan to file for a rate increase on Monday, July 3. Vancas indicated the main driver in this case is the cost of fuel needed for producing electricity to serve the increasing customer demand and the growing communities.

“We feel it’s important to meet with community leaders and discuss the components of this case. It is critical there is an understanding of why energy costs are rising and what Aquila is doing to minimize the impact on customers,” Vancas told the community leaders.

At the meeting in St. Joseph, Vancas outlined the company’s plan to formally file with the Missouri Public Service Commission for a $24.4 million rate increase affecting the 64,500 customers in its SJLP service area. If approved, the proposed increase will raise bills by an average of $16.09 per month for a typical residential customer using 833 kilowatt-hours of electricity. Vancas indicated that 91 cents of every dollar paid by customers is used to support utility operations.

In addition to rising fuel costs, many communities that Aquila serves continue to grow. Customers in the SJLP area have increased 23 percent since 1983. In addition the individual demand for power is rising as people make greater use of computers and continue to purchase additional electronic devices. By 2015, average residential electric use is projected to be 73 percent higher than in 1983.

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Aquila St. Joseph community meeting, page 2

“Aquila is working hard to keep costs low and customers can take steps to control their energy use also,” Vancas said.

Within the case Aquila also is proposing additional efficiency programs to help make energy more affordable. These include energy audits, rebates and weatherization resources.

Based in Kansas City, Mo., Aquila serves 300,000 electric customers in Missouri. Aquila provides electricity and natural gas delivery service to 1.2 million customers in Missouri, Kansas, Colorado, Iowa, Nebraska and Minnesota.

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